Exhibit 99.1

Genprex Announces Registered Direct Offering of up to $10.0 Million Priced At-The-Market Under Nasdaq Rules

$3.4 million upfront with up to an additional $6.6 million of potential aggregate gross proceeds upon the exercise in full of short-term warrants

AUSTIN, Texas, October 28, 2025 -- Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that it has entered into definitive agreements for the issuance and sale of 377,780 shares of common stock at a purchase price of $9.00 per share in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, the Company will issue unregistered short-term warrants to purchase an aggregate of up to 755,560 shares of common stock at an exercise price of $8.75 per share that will be immediately exercisable upon issuance and will expire twenty-four months from the effective date of a registration statement registering for resale the shares of common stock underlying the warrants. The closing of the offering is expected to occur on or about October 29, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $3.4 million before deducting placement agent fees and other offering expenses payable by the Company.  The potential additional gross proceeds to the Company from the short-term warrants, if fully-exercised on a cash basis, will be approximately $6.6 million.  No assurance can be given that any of such short-term warrants will be exercised for cash or at all. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares of common stock offered in the registered direct offering (but not the unregistered short-term warrants issued in the concurrent private placement nor the shares of common stock underlying the unregistered short-term warrants) described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-271386) that was declared effective by the Securities and Exchange Commission (the “SEC”) on June 9, 2023. The offering of the shares of common stock in the registered direct offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, New York 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The unregistered warrants described above and the shares of common stock issuable upon exercise of such warrants are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the unregistered warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its systemic, non-viral Oncoprex® Delivery System which encapsulates the gene-expressing plasmids using lipid-based nanoparticles in a lipoplex form. The resultant product is administered intravenously, where it is taken up by tumor cells that then express tumor suppressor proteins that were deficient in the tumor. The Company’s lead product candidate, Reqorsa® Gene Therapy (quaratusugene ozeplasmid), is being evaluated in two clinical trials as a treatment for NSCLC and SCLC. Each of Genprex’s lung cancer clinical programs has received a Fast Track Designation from the FDA for the treatment of that patient population, and Genprex’s SCLC program has received an FDA Orphan Drug Designation. Genprex’s diabetes gene therapy approach is comprised of a novel infusion process that uses an AAV vector to deliver Pdx1 and MafA genes directly to the pancreas. In models of Type 1 diabetes, GPX-002 transforms alpha cells in the pancreas into functional beta-like cells, which can produce insulin but may be distinct enough from beta cells to evade the body’s immune system. In a similar approach for Type 2 diabetes, where autoimmunity is not at play, GPX-002 is believed to rejuvenate and replenish exhausted beta cells.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the completion of the offering, the satisfaction of customary closing conditions related to the offering,  the intended use of proceeds from the offering, the exercise of the short-term warrants prior to their expiration, and other statement that are predictive in nature.  These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms.  These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2024, its periodic reports on Form 10-Q, and its Current Reports on Form 8-K filed in 2025, as well as the risks identified in the shelf registration statement and the prospectus supplement relating to the offering. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Genprex undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Genprex, Inc.

   (877) 774-GNPX (4679)

GNPX Investor Relations

   investors@genprex.com

GNPX Media Contact

Kalyn Dabbs

   media@genprex.com